EXHIBIT 10.1

“You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that for a period of time beginning on the date of this Agreement and ending on the Termination Date (as defined below), you or any of your Representatives shall not (and you and your Representatives shall not assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, except as contemplated by the Transaction and unless specifically agreed to by Circuit City:

i.

acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets or businesses of Circuit City or any securities, bank debt, bond debt or trade debt issued by Circuit City, or any rights or options to acquire such ownership (including from a third party);

ii.	seek to influence or control the management or the policies of Circuit City;
iii.	form, join or in any way participate in a “group” (as defined under the Exchange Act) regarding any types of matters set forth above; or
iv.	make any public announcement with respect to any of the foregoing (unless such announcement is required by law).”

“...The “Termination Date” is the later of (i) three years following the date hereof or (ii) the date that is one year following the date on which either party notifies the other party in writing that it is no longer considering a Transaction.”